 Exhibit 21.1

Subsidiaries

China Net Online Media Group Limited, a British Virgin Islands company.

CNET Online Technology Limited, a Hong Kong company.

Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WOFE”), established in the People’s Republic of China (the “PRC”).

Through a series of contractual agreements between the WFOE and Business Opportunity Online (as defined below) and Beijing CNET Online (as defined below), the Company, through the WFOE, secures significant rights to influence the two companies’ business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the income earned by the two companies.

•	Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), incorporated in the People’s Republic of China.

•	Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”), incorporated in the People’s Republic of China.

Beijing CNET Online is a 51% shareholder of Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”), which is incorporated in the People’s Republic of China.